As filed with the Securities and Exchange Commission on October 1, 2018
Registration No. 333-217579

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
POST-EFFECTIVE AMENDMENT NO. 6
TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES
___________________________________________
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
(Exact Name of Registrant as Specified in Its Governing Instruments)
___________________________________________
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Michael A. Seton
Carter Validus Mission Critical REIT II, Inc.
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)
___________________________________________
Copies to:
Todd M. Sakow
Carter Validus Mission Critical REIT II, Inc.
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
Tel: (813) 287-0101
Fax: (813) 287-0397
Heath D. Linsky, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
___________________________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-217579
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒ (Do not check if a smaller reporting company)

Smaller reporting company	☐	Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (Registration No. 333-217579) is filed pursuant to Rule 462(d) under the Securities Act of 1933 solely to incorporate by reference certain exhibits not previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits.
(b) Exhibits
The following exhibits are filed as part of this Registration Statement:

Ex.	Description
10.126
Fourth Amendment to the Amended and Restated Limited Partnership Agreement of Carter Validus Operating Partnership II, LP (included as Exhibit 10.1 to the Registrant's Current Report on form 8-K (File No. 000-55435) filed on September 21, 2018, and incorporated herein by reference).

10.127
Third Amended and Restated Credit Facility Agreement, dated April 27, 2018 by and among Carter Validus Operating Partnership II, LP, as Borrower, KeyBank National Association, the other lenders which are parties to this agreement and other lenders that may become parties to this agreement, KeyBank National Association, as agent, and Capital One, National Association, Compass Bank and SunTrust Bank, as Co-Syndication Agents and KeyBanc Capital Markets, Inc., BBVA Compass Bancshares, Inc., Capital One, National Association and SunTrust Robinson Humphrey, Inc., as Joint Lead Arrangers and KeyBanc Capital Markets, Inc., as Sole Bookrunner and Fifth Third Bank and Hancock Bank, as Co-Documentation Agents (included as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.128
Third Amended and Restated Contribution Agreement, dated April 27, 2018 by and among Carter Validus Operating Partnership II, LP, the borrower, Carter Validus Mission Critical REIT II, Inc. and its Subsidiary Guarantors, collectively the Initial Guarantors, and each additional guarantor that may hereafter become a party to this agreement (included as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.129
Third Amended and Restated Unconditional Guaranty of Payment and Performance, dated April 27, 2018, from Carter Validus Mission Critical REIT II, Inc., et al for the benefit of KeyBank National Association (included as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.130
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to American Momentum Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.131
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Cadence Bank, N.A., the Payee, dated April 27, 2018 (included as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.132
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Capital One, National Association, the Payee, dated April 27, 2018 (included as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.133
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Compass Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.134
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Eastern Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.8 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.135
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Fifth Third Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.9 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.136
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to First Tennessee Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.10 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.137
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to KeyBank, National Association, the Payee, dated April 27, 2018 (included as Exhibit 10.11 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.138
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Mega International Commercial Bank Co., LTD, the Payee, dated April 27, 2018 (included as Exhibit 10.12 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.139
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Providence Bank dba Premier Bank Texas, the Payee, dated April 27, 2018 (included as Exhibit 10.13 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.140
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Renasant Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.14 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.141
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to SunTrust Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.15 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.142
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Synovus Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.16 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.143
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Texas Capital Bank, N.A., the Payee, dated April 27, 2018 (included as Exhibit 10.17 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.144
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to United Community Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.18 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.145
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Valley National Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.19 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.146
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Whitney Bank dba Hancock Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.20 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.147
Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Woodforest National Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.21 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.148
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to American Momentum Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.22 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.149
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Cadence Bank, N.A., the Payee, dated April 27, 2018 (included as Exhibit 10.23 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.150
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Capital One, National Association, the Payee, dated April 27, 2018 (included as Exhibit 10.24 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.151
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Compass Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.25 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.152
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Eastern Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.26 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.153
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Fifth Third Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.27 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.154
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to First Tennessee Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.28 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.155
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to KeyBank, National Association, the Payee, dated April 27, 2018 (included as Exhibit 10.29 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.156
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Mega International Commercial Bank Co., LTD, the Payee, dated April 27, 2018 (included as Exhibit 10.30 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.157
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Providence Bank dba Premier Bank Texas, the Payee, dated April 27, 2018 (included as Exhibit 10.31 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.158
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Renasant Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.32 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.159
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to SunTrust Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.33 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.160
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Synovus Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.34 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.161
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Texas Capital Bank, N.A., the Payee, dated April 27, 2018 (included as Exhibit 10.35 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.162
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to United Community Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.36 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.163
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Valley National Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.37 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.164
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Whitney Bank dba Hancock Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.38 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.165
Amended and Restated Term Loan A Note from Carter Validus Operating Partnership II, LP, the Maker, to Woodforest National Bank, the Payee, dated April 27, 2018 (included as Exhibit 10.39 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.166
Amended and Restated Swing Loan Note from Carter Validus Operating Partnership II, LP, the Maker, to KeyBank National Association, the Payee, dated April 27, 2018 (included as Exhibit 10.40 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.167
Third Amended and Restated Indemnity Agreement Regarding Hazardous Materials, dated April 27, 2018 by and between Carter Validus Operating Partnership II, LP, the Borrower, Carter Validus Mission Critical REIT II, Inc. and its Subsidiary Guarantors, collectively the Initial Guarantors, and each additional guarantor that may hereafter become a party to this agreement (included as Exhibit 10.41 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.168
Third Amended and Restated Subordination of Advisory Fees, dated April 27, 2018, by and among Carter Validus Operating Partnership II, LP, the Borrower, Carter Validus Mission Critical REIT II, Inc. and KeyBank National Association, as Agent (included as Exhibit 10.42 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.169
Joinder Agreement, dated April 27, 2018, by HCII-1601 WEST HEBRON PARKWAY, LLC, to KeyBank National Association, as Agent (included as Exhibit 10.43 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.170
Amendment to Collateral Assignment of Interests, dated April 27, 2018, by and between Carter Validus Operating Partnership II, LP, as Assignor, and KeyBank National Association, as Agent for itself and the other lenders from time to time a party to the KeyBank Credit Facility Amendment (included as Exhibit 10.44 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on May 3, 2018, and incorporated herein by reference).

10.171
Joinder Agreement, dated June 20, 2018, by DCII- HOLGER WAY, LLC, to KeyBank National Association, as Agent Amendment (included as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on June 25, 2018, and incorporated herein by reference).

10.172
Joinder Agreement, dated June 20, 2018, by HCII-455 PARK GROVE DRIVE, LLC, to KeyBank National Association, as Agent (included as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on June 25, 2018, and incorporated herein by reference).

10.173
Amendment to Collateral Assignment of Interests, dated June 20, 2018, by and between Carter Validus Operating Partnership II, LP, as Assignor, and KeyBank National Association, as Agent for itself and the other lenders from time to time a party to the KeyBank Credit Facility Agreement (included as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on June 25, 2018, and incorporated herein by reference).

10.174
Amendment to Collateral Assignment of Interests, dated June 20, 2018, by and between Carter Validus Operating Partnership II, LP, as Assignor, and KeyBank National Association, as Agent for itself and the other lenders from time to time a party to the KeyBank Credit Facility Agreement (included as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on June 25, 2018, and incorporated herein by reference).

99.1*	Consent of Robert A. Stanger & Co., Inc.
*Included herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 1st day of October, 2018.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

By:	/s/ MICHAEL A. SETON
Michael A. Seton
Chief Executive Officer, President and Director

	Signature	Title	Date

	/s/ MICHAEL A. SETON	Chief Executive Officer, President and	October 1, 2018
	Michael A. Seton	Director (Principal Executive Officer)

	/s/ *	Chairman of the Board of Directors	October 1, 2018
John E. Carter

	/s/ *	Director	October 1, 2018
Robert M. Winslow

	/s/ *	Independent Director	October 1, 2018
Jonathan Kuchin

	/s/ *	Independent Director	October 1, 2018
Randall Greene

	/s/ *	Independent Director	October 1, 2018
Ronald Rayevich

	/s/ *	Independent Director	October 1, 2018
Roger Pratt

	/s/ KAY C. NEELY	Chief Financial Officer and Treasurer	October 1, 2018
	Kay C. Neely	(Principal Accounting Officer and
Principal Financial Officer)

*By:	/s/ TODD M. SAKOW		October 1, 2018
Todd M. Sakow
Attorney-in-fact